Exhibit 99

Sypris Reports Second Quarter Results

Revenue and Margins Post Solid Growth on Strong Industrial Performance

LOUISVILLE, Ky.--(BUSINESS WIRE)--August 5, 2014--Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today reported financial results for its second quarter ended June 29, 2014.

HIGHLIGHTS
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For the Second Quarter:

  Consolidated revenue increased 13% to $93.1 million from the second quarter of 2013.
  Gross profit increased 30% to $10.8 million from the second quarter of 2013.
  Gross margin expanded 150 basis points from the prior year to 11.6%.
  Earnings improved to $0.02 per diluted share, compared to a loss of $0.08 per share for the prior year period.
  Revenue, gross profit and gross margin for the Industrial Group increased 12%, 29% and 170 basis points, respectively, from the second quarter of 2013.

For the Six Months:

  Consolidated revenue increased 10% to $177.4 million from the first half of 2013 and increased 18% sequentially from the second half of 2013.
  Gross profit increased 30% to $21.4 million from the first half of 2013 and increased 57% sequentially from the second half of 2013.
  Gross margin expanded 190 basis points from the prior year to 12.1%.
  Earnings improved to $0.10 per diluted share, compared to a loss of $0.41 per share for the prior year period.
  Revenue, gross profit and gross margin for the Industrial Group increased 10%, 33% and 240 basis points, respectively, from the first half of 2013.

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The Company reported revenue of $93.1 million for the second quarter compared to $82.2 million for the second quarter of 2013. Additionally, the Company reported net income of $0.4 million, or $0.02 per share, as compared to a net loss of $1.5 million, or $0.08 per share, for the prior year comparable period.

For the six months ended June 29, 2014, the Company reported revenue of $177.4 million compared to $160.6 million for the first half of 2013. The Company reported net income for the six months ended June 29, 2014 of $2.0 million, or $0.10 per diluted share, as compared to a net loss of $8.0 million, or $0.41 per share, for the prior year period comparable period. The results for the first half of 2013 included a $6.9 million non-cash impairment of goodwill.

“Our Industrial Group responded well to the rebound in demand from our commercial vehicle customers,” said Jeffrey T. Gill, president and chief executive officer. “Revenue for this segment increased 12% year-over year and 10% sequentially, primarily reflecting increased customer demand across all markets. Our team’s operational performance and favorable product mix resulted in quarterly gross margins at nearly 14% of revenue.”

“Our Aerospace and Defense business continued its efforts to diversify its portfolio of products and services in response to the challenges posed by the U.S. defense industry. Our team continues to make progress on the development of a Cyber Security Laboratory with our partner, NEC Asia Pacific, for the Singapore Government. While we have not recognized revenue under this program, we are making significant steps toward our diversification objectives,” Mr. Gill continued.

The Industrial Group

Revenue for our Industrial Group was $83.7 million in the second quarter, an increase of $9.3 million, or 12%, from $74.4 million for the comparable prior year quarter, driven primarily by increased customer demand. Gross profit for the second quarter increased 29% to $11.4 million, or 13.6% of revenue, compared to $8.9 million, or 11.9% of revenue for the second quarter of 2013.

The Electronics Group

Revenue for our Electronics Group was $9.4 million in the second quarter, an increase of $1.7 million, or 22%, from $7.7 million for the comparable prior year quarter, primarily due to higher product sales including our data systems branded products. Gross profit for the second quarter was a loss of $0.6 million as compared to a loss of $0.5 million for the same period in 2013.

Outlook

Mr. Gill added, “We will continue to concentrate on the daily execution within both of our businesses. Within our Industrial Group, we will strive to improve efficiencies, reduce production cycle time and increase capacity while meeting rising customer demand as the commercial vehicle market upturn continues in 2014. Our Electronics Group will continue to face near-term revenue challenges until such time as new programs, products and cyber related services achieve sufficient traction to offset the ongoing defense spending uncertainty.”

Sypris Solutions is a diversified provider of outsourced services and specialty products. The Company performs a wide range of manufacturing, engineering, design and other technical services, typically under multi-year, sole-source contracts with corporations and government agencies in the markets for truck components and assemblies and aerospace and defense electronics. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. Each forward-looking statement herein is subject to risks and uncertainties, as detailed in our most recent Form 10-K and Form 10-Q and other SEC filings. Briefly, we currently believe that such risks also include the following: reliance on major customers or suppliers, especially in the automotive or aerospace and defense electronics sectors, including the risk of potentially adverse outcomes in ongoing contract renewal disputes and negotiations with Dana Holding Corporation and Meritor Inc.; volatility of our customers’ forecasts, scheduling demands and production levels which negatively impact our operational capacity and our effectiveness to integrate new customers; declining revenues and backlog in our aerospace and defense business lines as we attempt to transition from legacy products and services into new market segments and technologies; our ability to successfully develop, launch or sustain new products and programs; dependence on, retention or recruitment of key employees especially in challenging markets; inventory valuation risks including excessive or obsolescent valuations; potential impairments, non-recoverability or write-offs of assets or deferred costs; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; the cost, quality, timeliness, efficiency and yield of our operations and capital investments, including working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; cost and availability of raw materials such as steel, component parts, natural gas or utilities; the costs of compliance with our auditing, regulatory or contractual obligations; the costs and supply of, or access to, debt, equity capital, or insurance; fees, costs or other dilutive effects of refinancing, or compliance with covenants; regulatory actions or sanctions (including FCPA, OSHA and Federal Acquisition Regulations, among others); potential weaknesses in internal controls over financial reporting and enterprise risk management; disputes or litigation involving customer, supplier, employee, lessor, landlord, creditor, stockholder, product liability or environmental claims; U.S. government spending on products and services that our Electronics Group provides, including the timing of budgetary decisions; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; breakdowns, relocations or major repairs of machinery and equipment; pension valuation, health care or other benefit costs; labor relations; strikes; union negotiations; cyber security threats and disruptions; changes or delays in customer budgets, funding or programs; failure to adequately insure or to identify environmental or other insurable risks; revised contract prices or estimates of major contract costs; risks of foreign operations; currency exchange rates; war, terrorism, or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties. There can be no assurance that our expectations, projections or views expressed in any forward-looking statements will come to pass, and undue reliance should not be placed on these forward-looking statements. We undertake no obligation to update these statements, except as required by law.

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	June 29,	June 30,
	2014	2013
	(Unaudited)
Revenue	$93,113	$82,166
Net income (loss)	$370	$(1,494)
Income (loss) per common share:
Basic	$0.02	$(0.08)
Diluted	$0.02	$(0.08)
Weighted average shares outstanding:
Basic	19,622	19,347
Diluted	19,682	19,347

	Six Months Ended
	June 29,	June 30,
	2014	2013
	(Unaudited)
Revenue	$177,357	$160,577
Net income (loss)	$2,022	$(7,953)
Income (loss) per common share:
Basic	$0.10	$(0.41)
Diluted	$0.10	$(0.41)
Weighted average shares outstanding:
Basic	19,525	19,255
Diluted	19,566	19,255

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Net revenue:
Industrial Group	$83,710	$74,432	$159,549	$145,581
Electronics Group	9,403	7,734	17,808	14,996
Total net revenue	93,113	82,166	177,357	160,577
Cost of sales:
Industrial Group	72,327	65,574	137,012	128,613
Electronics Group	9,959	8,256	18,954	15,552
Total cost of sales	82,286	73,830	155,966	144,165
Gross profit (loss):
Industrial Group	11,383	8,858	22,537	16,968
Electronics Group	(556)	(522)	(1,146)	(556)
Total gross profit	10,827	8,336	21,391	16,412
Selling, general and administrative	9,141	7,598	17,133	14,756
Research and development	10	1,419	161	2,296
Amortization of intangible assets	-	8	-	30
Impairment of goodwill	-	-	-	6,900
Operating income (loss)	1,676	(689)	4,097	(7,570)
Interest expense, net	155	120	287	266
Other expense (income), net	75	(259)	(453)	(1,454)
Income (loss) before taxes	1,446	(550)	4,263	(6,382)
Income tax expense, net	1,076	944	2,241	1,571
Net income (loss)	$370	$(1,494)	$2,022	$(7,953)
Income (loss) per common share
Basic	$0.02	$(0.08)	$0.10	$(0.41)
Diluted	$0.02	$(0.08)	$0.10	$(0.41)
Dividends declared per common share	$0.02	$0.02	$0.04	$0.04
Weighted average shares outstanding:
Basic	19,622	19,347	19,525	19,255
Diluted	19,682	19,347	19,566	19,255

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	June 29,	December 31,
	2014	2013
	(Unaudited)	(Note)
ASSETS
Current assets:
Cash and cash equivalents	$18,420	$18,674
Accounts receivable, net	64,926	38,533
Inventory, net	35,008	34,422
Other current assets	4,553	5,403
Total current assets	122,907	97,032

Property, plant and equipment, net	42,331	44,683
Other assets	4,634	4,568
Total assets	$169,872	$146,283
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$60,870	$36,684
Accrued liabilities	23,259	23,806
Total current liabilities	84,129	60,490

Long-term debt	23,000	24,000
Other liabilities	4,912	5,541
Total liabilities	112,041	90,031

Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized; no shares issued	—	—
Series A preferred stock, par value $0.01 per share, 24,850 shares authorized; no shares issued	—	—
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares authorized; no shares issued	—	—
Common stock, par value $0.01 per share, 30,000,000 shares authorized; 20,612,779 shares issued and 20,542,297 outstanding in 2014 and 20,448,007 shares issued and 20,399,649 outstanding in 2013	206	204
Additional paid-in capital	150,831	150,569
Retained deficit	(75,570)	(76,786)
Accumulated other comprehensive loss	(17,635)	(17,734)
Treasury stock, 70,482 and 48,358 shares in 2014 and 2013, respectively	(1)	(1)
Total stockholders’ equity	57,831	56,252
Total liabilities and stockholders’ equity	$169,872	$146,283

Sypris Solutions, Inc.
Consolidated Cash Flow Statements
(in thousands)

	Six Months Ended
	June 29,	June 30,
	2014	2013
	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$2,022	$(7,953)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	5,396	6,168
Deferred income taxes
Stock-based compensation expense	914	1,002
Deferred revenue recognized	(4,329)	(4,000)
Deferred loan costs recognized	39	39
Gain on the sale of assets	(4)	(1,682)
Provision for excess and obsolete inventory	445	926
Goodwill impairment	-	6,900
Other noncash items	81	472
Contributions to pension plans	(441)	(217)
Changes in operating assets and liabilities:
Accounts receivable	(26,343)	(14,375)
Inventory	(1,032)	(5,121)
Prepaid expenses and other assets	755	931
Accounts payable	23,581	16,101
Accrued and other liabilities	3,593	(144)
Net cash used in operating activities	4,677	(953)

Cash flows from investing activities:
Capital expenditures	(2,474)	(1,526)
Proceeds from sale of assets	8	2,160
Net cash (used in) provided by investing activities	(2,466)	634

Cash flows from financing activities:
Net (payment) proceeds on Credit Facility	(1,000)	1,000
Common stock repurchases	(236)
Indirect repurchase of shares for minimum statutory tax withholdings	(419)	(554)
Cash dividends paid	(814)	(400)
Proceeds from issuance of common stock	4	-
Net cash (used in) provided by financing activities	(2,465)	46

Net decrease in cash and cash equivalents	(254)	(273)

Cash and cash equivalents at beginning of period	18,674	18,674

Cash and cash equivalents at end of period	$18,420	$18,401

CONTACT:
Sypris Solutions, Inc.
Anthony C. Allen, 502-329-2000
Vice President & Treasurer